NON-EMPLOYEE DIRECTOR SERVICES AGREEMENT
This NON-EMPLOYEE DIRECTOR SERVICES AGREEMENT (the “Agreement”) is dated as of May 27, 2013 (the “Effective Date”), by and among Chiron Holdings GP, Inc. (the “General Partner”), the general partner of Chiron Guernsey Holdings L.P. Inc. (the “Partnership”), of which Kinetic Concepts, Inc. and LifeCell Corporation are wholly-owned subsidiaries (the “Companies”), and James G. Carlson (“JC”).
The General Partner desires that the JC serve as a non-employee member of the Board of Directors of the General Partner (“Non-Employee Director”) and to enter into an agreement embodying the terms of such service arrangement; and
JC desires to accept such appointment as Non-Employee Director and enter into such an agreement.
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Services. The parties hereto agree that JC shall serve as a Non-Employee Director commencing as of the Effective Date and continuing until December 31, 2013 (the “Service Term”); provided that the Service Term will be extended for an additional twelve months as of December 31, 2013 and as of each December 31 (each an “Extension Date”) thereafter unless either party gives the other written notice of non-extension at least 30 days prior to such Extension Date. While this Agreement is in effect, JC's service arrangement with the General Partner shall be at-will and, as such, may be terminated by JC or the General Partner at any time, for any reason and with or without advance notice, subject to the General Partner’s obligations set forth herein as provided in Section 6 and provided that JC shall give the Partnership 30 days advance written notice of any resignation.
2.    Position.
During the Service Term, JC shall serve as a Non-Employee Director reporting directly to Board of Directors of the General Partner (the “Board”). In such position, JC shall have such duties and responsibilities as shall be reasonably determined from time to time by the Board. Such duties and responsibilities are expected to include:
(a) Attendance and contribution to 4 to 5 meetings of the Board annually, and, if requested by the Board, joining one or more committees of the Board. The Board meetings are each typically 1 to 2 days in duration. As of the Effective Date, JC has agreed to join the Compliance Committee of the Board;
(b) To be available to attend ad hoc meetings, either telephonically or face-to-face from time to time; and
(c) To serve as a sounding board and mentor to the Companies’ CEOs.

3.    Annual Compensation. During the Service Term, the Companies shall pay JC a service fee (“Service Fee”) at the annual rate of $120,000, payable in regular quarterly installments (in advance) in accordance with the Companies’ usual payment practices.
4.    Status; Taxes.
a.    Status. JC shall be a member of the Board, but shall not be an employee of the Companies or the General Partner and shall not be entitled to participate in any employee benefit plans or other benefits or conditions of employment available to employees of the Companies or their affiliates (other than the grant of profits interests under the Partnership’s Equity Incentive Plan (the “Equity Incentive Plan”) as separately documented under the applicable award agreement thereunder.
b.    Taxes. It is intended that the compensation paid hereunder shall constitute revenues to JC. To the extent consistent with applicable law, the Companies will not withhold any amounts there from as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. JC shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Companies, the General Partner and their respective officers, directors and employees harmless from any liability arising with respect to any taxes owing with respect to such compensation.
5.    Business Expenses. During the Service Term, reasonable business expenses incurred by JC in the performance of JC’s duties hereunder shall be reimbursed by the Companies in accordance with existing policies.
6.    Termination. (a) The Service Term and JC’s services as Non-Employee Director hereunder may be terminated by either party at any time and for any reason. Upon any such termination of Services JC shall be entitled to receive the following:
(A)    unpaid Service Fee accrued through the date of termination;
(B)    reimbursement for any unreimbursed business expenses properly incurred by JC in accordance with Company policy prior to the date of JC’s termination; and
(C)    such fully vested and non-forfeitable rights, if any, as to which JC may be entitled in connection with the grant of profits interests under the Equity Incentive Plan as separately documented under the applicable award agreement thereunder.
b.    Notice of Termination. Any purported termination of service by the Partnership or by JC (other than due to JC’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the circumstances of termination and, in the case of the Partnership, indicate whether such termination is with or without Cause.

7.    Restrictive Covenants. JC hereby agrees to the following restrictive covenants (“Restrictive Covenants”):
a.    Confidentiality. JC acknowledges that he will have access to confidential matters of the Partnership and the Companies, including but not limited to, business plans, operational methods, financial information and projections, development, business plans, and policies, overhead and cost information, profit margins, and other sensitive information of the Companies or third parties, all of which are of vital importance to the Companies’ business (the “Confidential Matters”). The term "Confidential Matters" does not include information that is or becomes generally available to the public other than as a result of any disclosure by JC. JC agrees that during JC’s service relationship with the Partnership, and at all times thereafter, JC will keep secret all Confidential Matters and will not disclose them to anyone outside of the Partnership or the Companies or to otherwise use the Confidential Matters or JC’s knowledge of them for any purpose, except as required by law or court order or with prior written consent of the General Counsel of Kinetic Concepts, Inc.; provided, however, that JC may use the Confidential Matters for the benefit of the Companies to the extent such use is reasonably necessary to fulfill JC’s responsibilities in the ordinary course of business. JC agrees to deliver promptly to the Companies upon the termination of JC’s service for any reason, all property of the Companies, whether or not such property constitutes Confidential Matters, which JC may then possess or have under JC’s control, whether directly or indirectly.
b.    Nonsolicitation.     JC agrees that during the term of JC’s service engagement with the Partnership and for a period of two (2) years thereafter, JC will not directly or indirectly: (i) influence or attempt to influence customers or suppliers of the Companies or their subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Companies or any subsidiary or affiliate; or (ii) solicit or attempt to solicit any of the employees, agents, or consultants of the Companies out of their employment, contractual, or other relationship with the Companies to work for any business, individual, partnership, firm, corporation, or other entity then in competition or planning to be in competition with the business of the Companies or any subsidiaries or affiliates.
c.    Non-Competition.     During the term of JC’s service and for a period of two (2) years from the termination of such service relationship for any reason, JC will not (whether for compensation or otherwise), alone or as an officer, director, stockholder (except for investments in securities of publicly traded companies that are not in excess of one percent (1%) of such entity's securities), partner, employee, agent, principal, or in any other similar capacity, participate with or become associated with any person or other entity that is engaged in a business that competes directly with the businesses of the Companies (a “Competitive Business”). In particular, JC understands that for a period of two (2) years from the date of termination of JC’s service, JC may not perform services for Smith & Nephew plc or any of its subsidiaries.
d.    Remedies for Breach.     If JC breaches or threatens to breach any of the provisions of this Section 7, the Partnership shall have the right to an injunction restraining such breach or threatened breach and to have the provisions of this Section 7 specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Partnership and the

Companies and that money damages will not provide an adequate remedy, and that no bond or other security shall be required in obtaining such equitable relief.
e.    Severability. If one or more of the provisions in this Section 7 shall be held to be invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Section 7 shall be held to be invalid or unenforceable, they shall be construed by limiting or reducing them so as to be enforceable to the maximum extent allowed by applicable law
8.    Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with JC’s service, JC and the Partnership agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, JC’s service with the Partnership, or the termination of JC’s service, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Antonio, Texas conducted by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes. By agreeing to this arbitration procedure, both JC and the Partnership waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. JC will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (1) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (2) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Partnership and JC shall share equally all JAMS arbitration fees. Each party agrees to pay its own attorneys’ fees, unless statutory law provides for fee shifting; however, the prevailing party in any arbitration will be entitled to seek an award of attorneys fees and costs from the arbitrator. Nothing in this Agreement shall prevent either JC or the Partnership from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
9.    Miscellaneous.
a.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas, without regard to conflicts of laws principles thereof.
b.    Entire Agreement/Amendments. This Agreement, together with the the applicable award agreement under the Equity Incentive Plan, contains the entire understanding of the parties with respect to the service of JC by the Partnership and supersedes any prior agreements or understandings (including verbal agreements) between the parties relating to the subject matter of this agreement, including, without limitation, the offer letter dated May 15, 2013 and any prior employment agreements, service agreements or terms summaries. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c.    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
d.    Assignment. This Agreement, and all of JC’s rights and duties hereunder, shall not be assignable or delegable by JC. Any purported assignment or delegation by JC in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Partnership to a person which is an affiliate or a successor in interest to substantially all of the business operations of the Partnership. Upon such assignment, the rights and obligations of the Partnership hereunder shall become the rights and obligations of such affiliate or successor person.
e.    Compliance with IRC Section 409A.
(i)    The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) are intended to comply with Section 409A, and this Agreement shall be administered, interpreted and construed to the extent possible in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A; provided that Partnership does not guarantee any particular tax effect, and JC shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of JC in connection with the Agreement (including any taxes, penalties and interest under Section 409A).
(ii)    For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6.
(iii)    With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment”, “termination of services” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.
(iv)    For the avoidance of doubt, it is intended that any expense reimbursement made hereunder shall be exempt from Section 409A. Such requests for reimbursement shall be made by executive within 90 days following incurrence of the expense and reimbursement shall be made by the Company within 60 days following submission thereof.
f.    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

g.    Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after they have been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Companies or the General Partner:
Kinetic Concepts, Inc.
12930 I-H 10 West
San Antonio, TX 78249
Attention: General Counsel
If to JC:
1116 Caton Drive,
Virginia Beach, VA 23454

h.    Cooperation. JC shall provide JC’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during JC’s services to the General Partner, the Company or their affiliates. The Company shall reimburse JC for reasonable expenses he incurs as a result of such cooperation. This provision shall survive any termination of this Agreement.
i.    Withholding Taxes. Subject to Section 4(b), the Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.
j.    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
k.    Representations of JC. JC hereby represents to the Partnership that the execution and delivery of this Agreement by the parties hereto and the performance by JC of JC’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, service agreement or other agreement or policy to which JC is a party or otherwise bound.
l.    Confidentiality. Except as required by applicable law, neither party shall (for any reason), directly or indirectly, for himself or itself, as the case may be, or on behalf of any other person or entity, disclose to any person or entity (except to employees or representatives of that party or spouse, legal or financial advisors, as applicable, who need to know such information and who agree to keep such information confidential), the terms of this Agreement.

m.    Survival. The covenants and agreements of the parties set forth in Sections 6, 7, 8, and 9 are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefore and in a manner consistent with the applicable section or subsection.

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signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CHIRON HOLDINGS GP, INC.

/s/ William J. Gumina
By: William J. Gumina
Title: President and CEO

James G. Carlson

/s/ James G. Carlson

[Signature Page to Non-Employee Director Services Agreement]